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                                   Exhibit 5.2


                               September 23, 1998



Gilman & Ciocia, Inc.
475 Northern Boulevard
Great Neck, NY 11021

                                            Re:      Gilman & Ciocia, Inc.

Ladies and Gentlemen:

         You have requested our opinion as to whether certain financial planners affiliated by agreement with Gilman & Ciocia, Inc., a Delaware corporation (the "Company"), are properly classified as common law employees.

         In that capacity, we have reviewed the statements by officers of the Company, and such other documents as we believe appropriate for rendering the opinions set forth herein. In our examination of such documents, and in rendering our opinion herein, we have assumed without investigation (i) the truth and completeness of certificates of government officials delivered to us,
(ii) the accuracy of the factual statements and representations set forth in any such documents and the statements of officers of the Company, (iii) the conformity with the originals of all documents submitted to us as photocopies, and (iv) the authenticity of all agreements and other documents and certificates examined by us. In making our examination of agreements, and in rendering any opinion herein, we have also assumed that such parties thereto, had the corporate or other power and authority to enter into and perform all obligations thereunder, and that such documents, and the execution and delivery of such documents, were duly authorized by all requisite corporate or other action, and that they are the valid and binding agreements of such parties.

         In particular, the Company has represented to us as follows:

         1. A certain 13 financial planners affiliated with the Company (the "Financial Planners") work under the
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direction of employees and officers of the Company and work exclusively on
Company matters and exclusively on the Company's clients and/or offices.

         2. The Financial Planners conduct their work activities on premises owned or leased by the Company. The Company provides, free of charge, office space and clerical support for the use and benefit of the Financial Planners in their work as employees.

         3. The duration of the relationship between the Company and the Financial Planners extends, in most cases, to a period of several years, and the Company has granted stock options to many of the Financial Planners with two or three year vesting periods to induce long-term relationships.

         4. The Company maintains regular office hours during which the Financial Planners are generally required to work.

         5. The Company generally hires, pays and fires all assistants to the Financial Planners in their work as employees.

         6. The nature of the work of the financial planners is part of the regular business operations of the Company.


Classification of the Company's financial planners

         The Supreme Court has held that where a statute containing the term "employee" does not helpfully define it, a common law agency test should be applied to determine whether an individual is a common law employee. Nationwide Mut. Ins. Co. v. Darden, 503 U.S. 318 (1992). Under this test, all incidents of the employment relationship must be assessed and weighed, with no one factor being decisive, to determine whether an individual is an employee or an independent contractor. In particular, the Supreme Court has listed 13 separate factors to consider.

         An analysis of these factors with the facts and circumstances of the Financial Planners, particularly the fact that the Financial Planners work exclusively on Company matters, on Company premises, on an on-going and continuing full-time basis constitutes the Financial Planners as common law employees.

Conclusion

         While the lack of case law directly on point does not permit the issue to be free from doubt, based upon and subject to the matters set forth herein, we are of the opinion that it is highly probable that, with the argument
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properly made, a court of competent jurisdiction would categorize the financial planners of the Company as common law employees of the Company.

         Our opinion is specifically limited to the questions addressed herein, and to the facts and representations noted in this letter. Any changes in the facts or the accuracy of the representations upon which we have relied could result in consequences adverse to the Company.

         A statement herein that an assertion is "to the best of our knowledge" or involves a matter "known to us" or "of which we are aware" or similar import means that such statement is based solely on the actual knowledge of the attorneys in our office, and except as otherwise specifically set forth above, no independent inquiry, investigation or confirmation has been conducted in connection therewith. We assume no obligation to update or supplement this opinion to reflect any events or state of facts that may hereafter come to our attention, or any changes in laws or court decisions that may hereafter occur.

         We are qualified to practice law in the State of New York and we express no opinion with regard to any law other than the law of the State of New York and the federal laws of the United States.

         This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to without prior written consent, provided that it may be filed as an exhibit to the Company's registration statement on Form SB-2. Our firm is the beneficial owner of 8,081 shares, and a Seth A. Akabas, a partner of our firm, is the owner of 995 shares of Common Stock of the Company, par value $.01 per share.

                                            Very truly yours,


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                                            AKABAS & COHEN